Exhibit 4.2

AMENDMENT NUMBER ONE

TO THE DEFERRED SALARY & PROFIT SHARING PLAN
FOR EMPLOYEES OF ORBITAL SCIENCES CORPORATION

Pursuant to the powers of amendment reserved under Article XXVI of the Deferred Salary & Profit Sharing Plan for Employees of Orbital Sciences Corporation (the “Plan”), restated as of January 1, 2011, Orbital Sciences Corporation (the “Company”) hereby amends the Plan as follows:

1.

Section 3.1 shall be amended by deleting the first sentence thereof in its entirety and by substituting the following therefor:

“Each Eligible Employee may commence as soon as administratively feasible on or after the date he or she first meets one of the following requirements:

(a)    he or she becomes employed by the Employer and, upon employment, is scheduled to work 1,000 Hours of Service during a 12-consecutive month period; or

(b)    he or she is credited with one (1) Year of Participation Service under the Plan. Notwithstanding the foregoing, any Eligible Employee who, prior to [April 1, 2012], did not commence participation in the Plan due to the fact that he or she had not yet attained age 21 shall commence participation as soon as administratively feasible after the later of [April 1, 2012] or the date he or she meets the conditions for eligibility set forth in subsection (a) or (b), whichever is applicable.”

2.

Section 3.5 shall be amended by deleting the first sentence thereof in its entirety and by substituting the following therefor:

“Notwithstanding the provisions of this Article III to the contrary, each Eligible Employee who is first hired by the Employer effective on or after August 1, 2008 shall be automatically enrolled in the Plan effective 60 days following the Eligible Employee’s date of hire.”

3.

This Amendment Number One shall be effective as of [April 1, 2012].

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IN WITNESS WHEREOF, the Company has caused this Amendment Number One to the Plan to be signed by its duly authorized officer, effective as of the date set forth above.

ORBITAL SCIENCES CORPORATION

By:	/s/ Emily Bender

Title:	Sr. Vice President, Human Resources

Date:	5/10/2012